UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 27, 2008

MDRNA, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3830 Monte Villa Parkway, Bothell, Washington		98021
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	425-908-3600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 27, 2008, in connection with the events described in Item 5.02 below, which is incorporated by reference into this Item 1.01, MDRNA, Inc. (the "Company") entered into an employment agreement (the "Polisky Agreement") with Barry Polisky, Ph.D., pursuant to which Dr. Polisky will serve as the Company’s Chief Scientific Officer for a term beginning on January 2, 2009 (the "Effective Date") and ending on January 3, 2012.

Pursuant to the Polisky Agreement, Dr. Polisky will be entitled to annual base compensation of $375,000, with any increase in base compensation to be set by the Board of Directors of the Company (the "Board") from time to time as determined by the Board. Dr. Polisky will also receive a one-time signing bonus of $25,000 payable within 30 days of the Effective Date. In addition, Dr. Polisky is eligible to receive annual incentive cash compensation of up to 40 percent of his annual base compensation for the year, with the actual amount to be determined by the Board or the Compensation Committee thereof.

Under the Polisky Agreement, Dr. Polisky will be granted options to purchase up to 360,000 shares of common stock, par value $0.006 per share (the "Common Stock"). The options will have a term of 10 years beginning on the Effective Date, and will vest according to the following schedule:

• 120,000 options will vest and be exercisable on January 4, 2010 at an exercise price equal to the closing price of the Common Stock as reported on the NASDAQ Global Market (or such other national exchange on which the Common Stock is traded) on the Effective Date (the "Base Exercise Price");

• 30,000 options will vest and be exercisable on each of April 2, 2010, July 2, 2010, October 2, 2010 and January 3, 2011 (for an aggregate 120,000 options during such period) at an exercise price equal to the Base Exercise Price plus $1.00; and

• 30,000 options will vest and be exercisable on each of April 2, 2011, July 2, 2011, October 2, 2011 and January 3, 2012 (for an aggregate 120,000 options during such period) at an exercise price equal to the Base Exercise Price plus $2.00.

In the event that Dr. Polisky’s employment is terminated without cause, or upon the expiration of any employment period the Company fails to offer to renew or extend the employment period (other than if Dr. Polisky shall then have reached the Company’s mandatory retirement age), or Dr. Polisky chooses to terminate his employment for good reason, (i) all options granted to Dr. Polisky pursuant to the Polisky Agreement shall be fully vested and exercisable upon such termination and shall remain exercisable in accordance with the grant agreements and (ii) Dr. Polisky will receive an amount equal to 12 months of his specified base salary at the rate in effect on the date of termination. In the event that Dr. Polisky’s employment is terminated for cause or Dr. Polisky chooses to terminate his employment other than for good reason, vesting of the options shall cease on the date of termination and any then unvested options shall terminate, however the then-vested options shall remain vested and exercisable in accordance with the grant agreements. Regardless of the nature of his separation from the Company, Dr. Polisky will also receive salary, a pro-rated amount of incentive cash compensation for the fiscal year in which the termination occurs, pay for accrued but unused paid time off, and reimbursement of expenses through the date of termination.

In general, Dr. Polisky has agreed not to compete with the Company for six months following the end of the employment term or to solicit partners, vendors or employees of the Company for one year following the end of the employment term, unless such employment is terminated by the Company without cause or by Dr. Polisky for good reason. These non-compete and non-solicitation agreements may not be enforceable in some jurisdictions.

The foregoing summary is qualified in its entirety by reference to the text of the Polisky Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On October 27, 2008, in connection with the events discussed in Item 5.02 below, which is incorporated by reference into this Item 1.02, the Company terminated the employment of Steven C. Quay, M.D., Ph.D., as the Company’s Chief Scientific Officer, effective immediately. The Company entered into an amended and restated employment agreement with Dr. Quay on June 10, 2008 (the "Quay Agreement"). In accordance with the terms of the Quay Agreement, Dr. Quay will remain an employee of the Company until November 30, 2008 (the "Termination Date").

In connection with Dr. Quay’s termination and in accordance with the Quay Agreement, the Company will pay Dr. Quay a total of approximately $1.7 million as severance, less lawful withholdings, comprised of 36 months of base compensation (or $1.5 million) and incentive cash compensation determined on a pro-rated basis for the portion of 2008 he was employed, all of which will be paid within 30 days after the six month anniversary of the Termination Date. At the Termination Date, Dr. Quay’s 42,000 remaining unvested restricted shares will become fully vested and unvested options to purchase 1,700,000 shares of Common Stock at a weighted average exercise price of approximately $2.84 per share granted to Dr. Quay pursuant to the Quay Agreement will become fully vested and exercisable in accordance with their terms. Additional unvested options to purchase 2,831 shares of Common Stock at an exercise price of $13.16 per share will also become fully vested and exercisable in accordance with the terms of the Quay Agreement. Dr. Quay has also agreed to surrender, without consideration, to the Company for cancellation options to purchase up to an aggregate of 700,000 shares of Common Stock, namely options to purchase up to 600,000 shares of Common Stock, with an exercise price of $14.72 per share, and options to purchase up to 100,000 shares of Common Stock, with an exercise price of $25.00 per share, effective October 28, 2008.

In accordance with the terms of the Quay Agreement, Dr. Quay has agreed not to compete with the Company for a period of six months following the Termination Date, and not to solicit employees or customers of the Company for a period of one year following the Termination Date, in each case unless otherwise agreed. This non-competition and non-solicitation agreement may not be enforceable in certain jurisdictions.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment/Resignation of Officers and Directors

On October 27, 2008, (i) the Company terminated the employment of Steven C. Quay, M.D., Ph.D. as the Company’s Chief Scientific Officer and (ii) Dr. Quay resigned as Chairman of both the Board and the Company’s Scientific Advisory Board (the "SAB"), in each case, effective immediately. Dr. Quay will continue to serve as a member of both the Board and the SAB. In connection with his continued service on the SAB, Dr. Quay shall be entitled to receive cash compensation consistent with that of other members of the SAB.

Bruce R. Thaw, the Lead Independent Director and a member of the Board since 1991, has been appointed to replace Dr. Quay as Chairman of the Board. James E. Rothman, Ph.D., who has served as a member of the Board since June 2008 and as a member of the SAB since March 2008, has been appointed to replace Dr. Quay as Chairman of the SAB.

Barry Polisky, Ph.D. has been appointed by the Board to replace Dr. Quay as Chief Scientific Officer, effective January 2, 2009, pursuant to the Polisky Agreement more fully described in Item 1.01 of this Current Report on Form 8-K.

Dr. Polisky served as a consultant to Merck & Co. ("Merck") from February 2008 to August 2008, and served as Research Vice President of Merck from January 2007 to January 2008. Dr. Polisky also served as Chief Scientific Officer and Senior Vice President of Sirna Therapeutics ("Sirna") from March 2005 to January 2007, when Sirna was acquired by Merck, and served Sirna as Senior Vice President of Research from December 2003 to February 2005 and as Vice President of Research from June 2002 to December 2003. Prior to joining Sirna, Dr. Polisky served as Vice-President of Research at ThermoBiostar, Inc. from 1999 to 2002, where he developed a non-instrumented SNP diagnostic platform. Dr. Polisky received his Ph.D. in molecular biology from the University of Colorado and conducted post-doctoral work in the Department of Biochemistry and Biophysics, University of California, San Francisco.

Dr. Polisky, age 62, is neither related to, nor does he have any relationship with, any existing member of the Board or any executive officer of the Company.

Grant of Stock Options

The Company granted options to purchase up to 360,000 shares of Common Stock under the Company’s 2008 Stock Incentive Plan to Dr. Polisky pursuant to the Polisky Agreement on the Effective Date, the terms of which are more fully described in Item 1.01 of this Current Report.

The Company announced the events described in this Current Report in a press release dated October 28, 2008, a copy of which is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MDRNA, Inc.

October 30, 2008	By:	J. Michael French

Name: J. Michael French
Title: Chief Executive Officer, President and Director

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement effective January 2, 2009 between the Company and Dr. Barry Polisky
99.1	Press Release of MDRNA, Inc. dated October 28, 2008